Exhibit 99.1

XI'AN, China, Nov. 12, 2010 /PRNewswire-Asia-FirstCall/ -- Sino Clean Energy Inc. (Nasdaq:SCEI - News) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced the following correction to today's press release entitled "Sino Clean Energy, Inc. Announces Third Quarter 2010 Revenue of $24.9 million and Adjusted EPS of $0.35". The press release incorrectly stated that the Company had 43 customers under CWSF supply agreements totaling 600,000 metric tons per year as of September 30, 2010. The correct tonnage of supply agreements is 900,000 tons.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"). With locations in Shaanxi Province and Liaoning Province, Sino Clean Energy is one of the leading CWSF producers in China. For more information about Sino Clean Energy, please visit http://www.sinocei.net/.

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.